Dakota Territory Resource Corp Announces Appointment of Shawn Campbell as CFO

6/1/2021 | Press Release

Lead, South Dakota, June 1, 2021 -- Dakota Territory Resource Corp (OTCQB: DTRC) ("Dakota Territory" or the "Company") is pleased to announce that Shawn Campbell has been appointed as Chief Financial Officer of the Company, replacing Chris Mathers in that role.

“I am extremely pleased to welcome Shawn to our team at Dakota Territory”, said Jonathan Awde, the Company’s CEO. “Shawn’s prior experiences with Goldcorp and GT Gold, as well as his familiarity with mining operations in South Dakota, will be invaluable as we explore and seek to identify gold resources on our extensive property package in the historic Homestake gold district of South Dakota.”

Mr. Campbell has over 15 years of progressively senior experience in project and operations financial management obtained via professional practice, capital markets and industry experience. Mr. Campbell most recently served as the Chief Financial Officer of GT Gold Corp. and before that with Goldcorp Inc in various roles, including the Head of Investor Relations and the Head of Finance for Canada and US. He holds a Bachelor of Commerce Degree (Distinction) from the University of Victoria, and a Diploma in Accounting (DAP) from the University of British Columbia. He is a Chartered Professional Accountant (CPA, CA) and a CFA Charter Holder.

The Company would like to thank Mr. Mathers for his years of service and professionalism as Chief Financial Officer.

About Dakota Territory Resource Corp

Dakota Territory Resource Corp is a Nevada Corporation with offices located at Lead, South Dakota. Dakota Territory is committed to creating shareholder value through the acquisition and responsible exploration and development of high caliber gold properties in the Black Hills of South Dakota.

Dakota Territory maintains 100% ownership of eight gold properties covering approximately 18,182 mineral acres in the heart of the Northern Black Hills of South Dakota, including the Blind Gold, City Creek, West Corridor, Homestake Paleoplacer, Ragged Top, Tinton, Maitland and Poorman Anticline Properties. Dakota Territory is uniquely positioned to leverage Management’s extensive exploration and mining experience in the District with Homestake Mining Company. For more information on Dakota Territory, please visit the Company's website at http://DakotaTRC.com/.

Investor & Public Relations

Investor Relations Contact: For more information, please contact Jonathan Awde at 604-761-5251.

Public Relations Contact: For more information, please contact Elizabeth Sailer at 605-580-0480.

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission ("SEC") limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. Our property currently does not contain any known proven or probable ore reserves under SEC reporting standards. Our reference above to the various formations and mineralization believed to exist in our property as compared to historical results and estimates from other property in the district is illustrative only for comparative purposes and is no indication that similar results will be obtained with respect to our property. U.S. investors are urged to consider closely the disclosure in our latest reports filed with the SEC. You can review and obtain copies of these filings at http://www.sec.gov/edgar.shtml.